Exhibit 99.1

RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
46 Reid Street, Hamilton Bermuda
www.ramre.com

RAM HOLDINGS LTD. APPOINTS MICHAEL J. NORMILE AND BRADLEY M. SHUSTER TO THE BOARD OF DIRECTORS

Hamilton, Bermuda, March 11, 2008 — RAM Holdings Ltd. (Nasdaq Global Market: RAMR) —announced today that its Board of Directors, on recommendation of the Nominating and Corporate Governance Committee, appointed Michael J. Normile, former Managing Director, Fixed Income Capital Markets and Head of Structured Finance, Americas for HSBC Securities, Inc., and Bradley M. Shuster, President and CEO of PMI Capital Corporation, which manages the international and financial guaranty segments of The PMI Group, Inc. (PMI), to fill vacancies on the Board of Directors. The vacancies resulted from the previously announced resignations of Victor J. Bacigalupi and Mark F. Milner effective February 18, 2008 and February 22, 2008, respectively.

Welcoming Mr. Normile to the Board, Mr. Vernon M. Endo, Chief Executive Officer and President of the Company said, “We are very pleased to have Mike join our Board. His broad background in structured finance and the capital markets will complement the Board’s existing capabilities in this area.” From 2004 until to his retirement in September 2006, Mr. Normile was Managing Director, Fixed Income Capital Markets and Head of Structured Finance, Americas for HSBC Securities, Inc. From 1993 to 2003, Mr. Normile held various Managing Director positions with Merrill Lynch & Co. in New York and London, including Head of Principal Finance and Head of Global Insurance Markets. From 1985 to 1993, Mr. Normile worked in the asset securitization area for Solomon Brothers Inc, ultimately becoming the Head of Asset Securitization. From 2003 to 2005, Mr. Normile was a director of St. Joseph’s Regional Medical Center in Patterson, New Jersey. He began his career at Irving Trust Company in 1973. Mr. Normile received his BA in Economics and Communications from Fordham University in 1973.

“We would also like to welcome Brad Shuster back to the Board,” Mr. Endo continued. “Brad previously served on RAM’s Board from our founding in 1998 until February 2004. As the President and CEO of PMI Capital Corporation, Brad manages the international and financial guaranty segments of PMI, our largest shareholder, and we look forward to working with him on our strategy for the future.” Bradley M. Shuster has been the President and CEO of PMI Capital Corporation since 2003. Mr. Shuster joined PMI in 1995 as Treasurer and Chief Investment Officer and has since held positions in corporate development where he was responsible for PMI’s strategic diversification plan. Prior to joining PMI in 1995, Mr. Shuster was an audit partner for Deloitte & Touche LLP, where he spent more than 16 years serving insurance and mortgage banking clients. Mr. Shuster served on Deloitte’s National Partner Compensation Committee and was Partner-in-Charge of Recruitment for the Northern California Practice. Mr. Shuster holds a B.S. from the University of California, Berkeley and an MBA from the University of California, Los Angeles. He is a chartered financial analyst and a certified public accountant.

About RAM

RAM Holdings Ltd. is a Bermuda-based holding company. Its operating subsidiary RAM Reinsurance Company Ltd. provides financial guaranty reinsurance for U.S. and international public finance and structured finance transactions. More information can be found at www.ramre.com.

Contact Information:

RAM Holdings Ltd., Hamilton
Vernon M. Endo, 441-298-2105
vendo@ramre.bm
or
Victoria Guest, 441-298-2116
vguest@ramre.bm

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